UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 22, 2004

Post Properties, Inc.

Post Apartment Homes, L.P.

(Exact name of registrant as specified in its charter)

Georgia Georgia	1-12080 0-28226	58-1550675 58-2053632

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4401 Northside Parkway, Suite 800, Atlanta, Georgia	30327

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 846-5000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On December 22, 2004, Post Apartment Homes, L.P. (the “Operating Partnership”) entered into a letter agreement related to the Credit Agreement, dated January 16, 2004, by and among the Operating Partnership, Wachovia Bank, National Association, as Administrative Agent, and certain lenders thereto, as amended (the “Credit Agreement”) and on December 23, 2004, the Operating Partnership entered into a letter agreement with Fannie Mae related to (1) the Master Reimbursement Agreement, dated as of June 1, 1995, between Fannie Mae and the Operating Partnership, as amended and (2) the Reimbursement Agreement dated as of July 1, 1999, between Fannie Mae and the Operating Partnership, as amended (together, the “Reimbursement Agreements”). The Operating Partnership entered into the letter agreements in connection with the anticipated termination of the remarketing agreement for its $100 million of 6.85% Mandatory Par Put Remarketed Securities (“MOPPRS”) due March 16, 2015. The Operating Partnership paid Merrill Lynch a total of $10.6 million to terminate the remarketing agreement on December 28, 2004, which will result in a charge equal to approximately $0.25 per diluted share in the fourth quarter of 2004.

     In accordance with GAAP, if the Operating Partnership had exercised its option to redeem the MOPPRS from Merrill Lynch on March 16, 2005, the scheduled remarketing date for the MOPPRS, the Operating Partnership would have incurred a “loss on early extinguishment of indebtedness” for the amount of the additional payment and for the write off of unamortized deferred financing costs. For purposes of calculating financial covenants under the Credit Agreement and the Reimbursement Agreements, losses on early extinguishment of indebtedness would be excluded from interest, fixed charge and debt service coverage ratios and, as a result, would not have impacted the financial covenants or the measurement of the Operating Partnership’s ability to meet debt service requirements. However, under GAAP the Operating Partnership’s early termination of the remarketing option in the fourth quarter of 2004 rather than in March 2005 will result in the characterization and treatment of the charge as additional interest expense rather than as loss on early extinguishment of indebtedness.

     Under the letter agreements, the requisite lenders under the Credit Agreement and Fannie Mae acknowledged and agreed that, notwithstanding the Operating Partnership’s early termination of Merrill Lynch’s remarketing option and the classification under GAAP of the related charges as described above, the Operating Partnership will treat all such charges as a “loss on early extinguishment of indebtedness” rather than “interest expense” for purposes of computing its financial covenants under the Credit Agreement and the Reimbursement Agreements as of December 31, 2004 and in future periods, as applicable.

     The above description of the letter agreements is qualified in its entirety by reference to the letter agreements attached hereto as Exhibits 10.1 and 10.2, the contents of which are incorporated into this Item 1.01 by reference in their entirety.

Item 8.01. Other Events.

     As described above in Item 1.01, on December 28, 2004, the Operating Partnership terminated the remarketing agreement related to its MOPPRS. The Operating Partnership paid

Merrill Lynch a total of $10.6 million to terminate the remarketing agreement, which will result in a charge equal to approximately $0.25 per diluted share in the fourth quarter of 2004. A press release announcing the termination of the remarketing agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

     (c)      Exhibits.

10.1	Letter Agreement, dated as of December 22, 2004, by and among Post Apartment Homes, L.P., certain lenders under the Credit Agreement dated as of January 16, 2004 and Wachovia Bank, National Association, as the Administrative Agent

10.2	Letter Agreement, dated as of December 23, 2004, by and among Post Apartment Homes, L.P. and Fannie Mae

99.1	Press Release

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POST PROPERTIES, INC.
Date: December 28, 2004	By:	/s/ David P. Stockert
David P. Stockert
President and Chief Executive Officer

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POST APARTMENT HOMES, L.P.
Date: December 28, 2004	By:	POST GP HOLDINGS, INC., as General Partner

	By:	/s/ David P. Stockert
David P. Stockert President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter Agreement, dated as of December 22, 2004, by and among Post Apartment Homes, L.P., certain lenders under the Credit Agreement dated as of January 16, 2004 and Wachovia Bank, National Association, as the Administrative Agent

10.2	Letter Agreement, dated as of December 23, 2004, by and among Post Apartment Homes, L.P. and Fannie Mae

99.1	Press Release